UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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CROSSROADS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROSSROADS SYSTEMS, INC.
11000 N. MoPac Expressway

Austin, Texas 78759

April 15, 2013

Dear Stockholder:

“Big data” is a hot topic when discussing technology trends. Like never before, market verticals such as health care, government, and media and entertainment are creating massive amounts of valuable data and proprietary content. For example, magnetic resonance imaging films (MRIs), satellite data, and video images are analyzed, stored, and in many cases, intended to be archived permanently.

Fortunately, Crossroads is positioned to be a direct beneficiary of the perfect “big data” storm—explosive data growth coupled with shrinking or stagnant IT budgets. Recent industry data reports that IT budgets are growing at 4% per year while data is expanding at more than twice that rate. We believe this trend creates an unsustainable environment where decision makers are challenged to seek innovative and cost-saving alternatives to their current data archival solutions.

StrongBox, our flagship product, is positioned to solve the challenges of increasing data growth, limited budgets, and demanding archive requirements. StrongBox offers simplicity, accessibility, and value in the rapidly growing archive space. We believe that our software appliance is highly disruptive and Crossroads’ vast and proven intellectual property portfolio creates a sustainable competitive advantage over and above the fact that we are first to market with an enterprise storage solution. We believe StrongBox’s target markets, market verticals that produce rich content media, are the fastest growing and most attractive part of the multi-billion software archive market. The Crossroads go-to-market strategy is focused on saturating these highly attractive markets and making StrongBox the de-facto standard for archiving large files.

Crossroads recently reported Q1 2013 StrongBox revenue that nearly equaled the previous three quarters. Momentum is building and our pipeline of opportunities continues to grow. The recent equity round not only strengthens our balance sheet, but also provides us the funds we need to increase customer adoption. It is a great time to be at Crossroads, and I am excited about the progress we have made and even more energized by our recent customer wins and aggressive plans for 2013.

Fiscal Year 2012 Highlights

This past year, Crossroads focused on building a solid foundation for the successful introduction of StrongBox to the marketplace. Key to this strategy was attracting valuable partners who could not only sell product, but also help Crossroads deliver on a technology solution capable of solving complex problems for the next few decades. The partnerships also help validate Crossroads’ technology to customers and investors. In August, Iron Mountain signed a $5.2M long-term agreement that combined an equity investment with an agreement to co-develop a service based on StrongBox’s capabilities. As we completed 2012, we were on time and on-track with our deliverables to this important partner. Other valuable partnerships began producing revenue, such as Fujifilm’s Permivault, a service offering built on StrongBox. It is important to note that our partners are not just building product businesses around StrongBox; they are building service businesses, an indication of their high level of confidence in our technology.

For the year, we reported $1.7M in StrongBox revenue. Additionally, revenue of over $11M was attributable to SPHiNX, RVA, and our intellectual property portfolio. While costing us little to maintain these revenue sources, the reliable cash flows served to fund the development and launch of StrongBox.

Fiscal Year 2013

Crossroads is focused on growing StrongBox revenue while managing expenses. Our recent funding provides us the needed capital to aggressively penetrate the market, focusing our resources on prospective customers in healthcare, government, and media and entertainment. For Q1 2013, we announced StrongBox revenue of $1.4M, further indicating the market’s acceptance of the product. As we build-out the sales channel, we expect to receive new customer orders and follow-on orders. This year we expect to see continued contributions from strategic partners, as we believe that our products are critical components of their archive offerings.

The management team is dedicated to making 2013 a breakout year for StrongBox. I thank you for your on-going support of our business and participation in the company as owners.

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Crossroads Systems, Inc., which will be held at our corporate headquarters at 11000 N. MoPac Expressway, Austin, Texas 78759 on Monday, May 20, 2013, at 9:00 a.m. Central Daylight Time.

Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement. Additional details of the business to be conducted at the Annual Meeting of Stockholders are given in the accompanying Proxy Statement. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions.

We hope that you will plan to attend the Annual Meeting. It is important that your shares be represented. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Crossroads Systems, Inc. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you at the Annual Meeting.

Sincerely,

Robert C. Sims

President and Chief Executive Officer

CROSSROADS SYSTEMS, INC.
11000 N. MoPac Expressway

Austin, Texas 78759

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2013

The 2013 Annual Meeting of Stockholders of Crossroads Systems, Inc. will be held on Monday, May 20, 2013, at 9:00 a.m., Central Daylight Time, at our corporate headquarters at 11000 N. MoPac Expressway, Austin, Texas 78759 and at any recess or adjournment thereof. At the Annual Meeting, we will ask our stockholders to:

(1)	Elect as directors the five nominees named in the accompanying proxy statement to serve until the 2014 Annual Meeting of Stockholders;

(2)	Ratify the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013;

(3)	Approve the issuance of Common Stock upon conversion of 5.0% Series F Convertible Preferred Stock and upon exercise of Warrants;

(4)	Approve, on an advisory basis, the compensation of the named executive officers of Crossroads;

(5)	Approve, on an advisory basis, the frequency of holding an advisory vote on compensation of the named executive officers of Crossroads; and

(6)	Transact any other business properly brought before the meeting or any adjournments to the meeting.

Only stockholders of record at the close of business on March 22, 2013 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

Robert C. Sims
President and Chief Executive Officer
Austin, Texas
April 15, 2013

IMPORTANT
Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and annual report are also available for your review at www.crossroads.com.

CROSSROADS SYSTEMS, INC.

11000 N. MoPac Expressway
Austin, Texas 78759

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2013

General Information

The enclosed Proxy is solicited on behalf of the Board of Directors of Crossroads Systems, Inc., a Delaware corporation (“we,” “Crossroads” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, May 20, 2013. The Annual Meeting will be held at 9:00 a.m. Central Daylight Time at our corporate headquarters at 11000 N. MoPac Expressway, Austin, Texas 78759. This proxy statement and accompanying proxy card and our 2012 Annual Report to Stockholders will be made available to our stockholders on or about April 15, 2013.

VOTING PROCEDURES

Who Can Vote. Only record holders of our common stock at the close of business on March 22, 2013, the record date, are entitled to vote. At the close of business on the record date, 11,836,895 shares of common stock, par value $0.001 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Stockholders do not have the right to vote cumulatively in director elections.

Quorum. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote. If your shares are held in a brokerage account, by a trustee or by another nominee (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

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Vote Required to Adopt Proposals.

•	Proposal 1, Election of Directors: Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

•	Proposal 2, Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to ratify the selection of our independent registered public accounting firm at the Annual Meeting. If you abstain from voting on this proposal, your shares will be treated as shares present but will not be counted in determining the number of votes cast.

•	Proposal 3, Approval of the Issuance of Common Stock Upon Conversion of 5.0% Series F Convertible Preferred Stock and Upon Exercise of Warrants: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve the issuance of Common Stock upon the conversion of the Preferred Stock and upon the exercise of the Warrants. If you abstain from voting on this proposal, your shares will be treated as shares present but will not be counted in determining the number of votes cast.

•	Proposal 4, Advisory Vote on Executive Compensation: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve this proposal at the Annual Meeting. If you abstain from voting on this proposal, your shares will be treated as shares present but will not be counted in determining the number of votes cast.

•	Proposal 5, Advisory Vote on the Frequency of Votes on Executive Compensation: The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. If you abstain from voting on this proposal, your shares will be treated as shares present but will not be counted in determining the number of votes cast.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker. If your broker holds your shares in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting. The proposal to ratify the selection of our independent public accounting firm is considered a routine proposal and broker non-votes will be included in determining the number of votes cast for this proposal. The proposals for the election of directors, the issuance of shares upon conversion of Preferred Stock and upon exercise of Warrants and the actions on executive compensation are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in this proposal.

What to do if You Wish to Change Your Voting Instructions. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting by:

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•	notifying the Secretary of the Company in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting if you are the stockholder of record. (If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.)

Please note that your attendance at the Annual Meeting will not, by itself, revoke your proxy.

Householding of Proxy Materials. In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Secretary by mail at the address on the first page of this proxy statement, by telephone at (512) 349-0300 or by email at ir@crossroads.com, and we will promptly deliver a separate copy. Stockholders sharing an address can request delivery of a single copy of annual reports to stockholders and proxy statements if they are receiving multiple copies of these materials by contacting our Secretary by mail at the address on the first page of this proxy statement, by telephone at (512) 349-0300 or by email at ir@crossroads.com.

We Will Bear Solicitation Expenses. We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

How to Request a Copy of the Proxy Materials. For the 2013 Annual Meeting of Stockholders or any future Annual Meeting of Stockholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Stockholders, please contact our Secretary by mail at the address on the first page of this proxy statement, by telephone (512) 349-0300 or by email at ir@crossroads.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at www.crossroads.com.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members, each of whom is elected annually. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the five persons listed below for election as directors. Those elected will serve until the 2014 Annual Meeting, until their successors are elected and qualify or until their earlier death or resignation. As of the date of this proxy statement, the holders of Sub-Series F-1 of our 5.0% Series F Convertible Preferred Stock, voting as single class, are entitled to elect two directors. However, as of the date of this proxy statement, these holders have not elected their designated directors.

Each nominee is a current director who was elected at the 2012 Annual Meeting. All nominees are independent pursuant to the listing requirements of The Nasdaq Stock Market, except for Mr. Sims. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment. The following is information about each nominee:

Steven Ledger, 53, has served as a director since February 2010 and has served as Chairman of the Board since November 2011. Mr. Ledger founded and has been Managing Partner of Tamalpais Partners since 2002, and previously founded, and served as Managing Partner of eCompanies Venture Group from 1999 to 2002, where he managed an Internet focused, strategic venture capital fund with investors that included Sprint, Disney, EarthLink and Sun America. Prior to founding eCompanies Venture Group, Mr. Ledger served as Managing Partner and Portfolio Manager at San Francisco Investment Group and Kayne Anderson Investment Management. He began his career at Fidelity Management and Research as an Equity Research Analyst and Portfolio Manager. Mr. Ledger also serves on the board of directors of Acorn Energy, Inc., a Nasdaq Global Market-listed company. Mr. Ledger is a graduate of the University of Connecticut. We believe Mr. Ledger’s qualifications to serve on our Board of Directors include his extensive operational expertise combined with corporate finance and business development experience developed from 26 years of experience in the financial services industry.

Elliott Brackett, 48, has served as a director since September 2008. In 1988, Mr. Brackett purchased Lifetime Automotive Products from bankruptcy. Mr. Brackett has been Vice President of Exceptional Products, Inc., a direct response television marketing company, for over twenty years. Mr. Brackett is a co-founder of Encrypto Inc., is a key founder of NexQL, and has served as a consultant for SCA Promotions. Mr. Brackett holds a BBA from Southern Methodist University. We believe Mr. Brackett’s qualifications to serve on our Board of Directors include more than 20 years of experience in new product funding, marketing, acquisitions and turnarounds.

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Joseph J. Hartnett, 57, was appointed to our Board of Directors in March 2011. Mr. Hartnett served as President and Chief Executive Officer of Ingenient Technologies, Inc., an embedded multimedia IP licensing and software services company with world headquarters in Rolling Meadows, Illinois, from April 2008 through November 2010. He joined Ingenient as Chief Operating Officer in September 2007. Mr. Hartnett left Ingenient following the sale of the company and completion of post-sale activities. From May 2001 through October 2006, Mr. Hartnett served as President and Chief Executive Officer of U.S. Robotics Corporation, a global Internet communications product company headquartered in Schaumburg, Illinois. He joined U.S. Robotics as its Chief Financial Officer in June 2000. Prior to that, Mr. Hartnett was a partner with Grant Thornton LLP where he served for over 20 years in various leadership positions at the regional, national and international level. Mr. Hartnett is a CPA and holds a bachelor’s degree in Accounting from the University of Illinois at Chicago. Mr. Hartnett currently serves as a director of Sparton Corporation, a NYSE-listed company, past Chairman and current member of the Audit Committee, past member of the Compensation Committee and past member of the Nominating and Corporate Governance Committee. He is a former director of both U.S. Robotics Corporation and Ingenient Technologies, Inc. Mr. Hartnett brings significant industry experience in the areas of international business, operations management, executive leadership, strategic planning and finance as well as extensive corporate governance, executive compensation and financial experience from his work on current and past boards of directors.

Don Pearce, 69, joined our Board of Directors in May 2009 and served as Chairman of the Board from May 2010 to November 2011. He also served as Vice President for the Texas division of Alliance Technology Group from April 2009 to January 2011 and before then served as a Regional Sales Manager for Sun Microsystems from October 2005 until June 2008. In addition, Mr. Pearce founded and has been the owner of Pearce Advisory Services since June 2008, a company specializing in consulting with technology companies in how to increase sales. Beginning his career with 12 years in systems and sales management at IBM, Mr. Pearce was employed in Sales and Sales Management at Amdahl Corp where his Division led the company in revenue 13 of 20 years. He then held executive Sales Management positions at Tarantella, StorageTek and Sun Microsystems. He has also served as a member of the Advisory Board for the Computer Science Engineering Department at Southern Methodist University since April 2002 and holds a B.S. in mathematics from SMU. He earned a M.S. in mathematics from Louisiana State University, where he also taught Mathematics for two years. We believe Mr. Pearce’s qualifications to serve on our Board of Directors include his extensive experience in storage sales as well as a global network of industry contacts. Mr. Pearce is also a recognized leader in business management with a significant track record of delivering revenue generating strategies within the high-tech sector.

Robert C. Sims, 45, has served as our President and Chief Executive Officer since October 2003 and as a member of our Board of Directors since November 2003.  From May 2002 to September 2003, Mr. Sims served as our Chief Operating Officer.  From April 2001 to May 2002, Mr. Sims served as our Vice President of Engineering and Operations.  From July 2000 to April 2001, Mr. Sims served as our Vice President of Operations and Corporate Quality.  From March 1999 to July 2000, Mr. Sims served as our Director of Operations.  Prior to joining us, from January 1998 to March 1999, Mr. Sims managed the advanced manufacturing and product test organizations at Kentek Corp.  From 1990 to 1998, Mr. Sims served in various capacities at Exabyte, including manager of the manufacturing engineering and quality organizations for the high-end tape drive division.  Mr. Sims received a B.S.E.E. from Colorado State University. We believe Mr. Sims’ qualifications to serve on our Board of Directors includes prior service to Crossroads as its President, Chief Executive Officer and Director, his more than twenty years of experience in the international data storage, management and protection industry with in-depth engineering expertise and his intimate knowledge of Crossroads are critical to the oversight of our strategic initiatives and the evaluation of our operational performance.

The Board of Directors unanimously recommends
a vote FOR each of the nominees.

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PROPOSAL 2

RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee appointed the firm of PMB Helin Donovan, LLP as our independent auditors for the fiscal year ending October 31, 2013. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PMB Helin Donovan, LLP.

Stockholder ratification of the appointment of PMB Helin Donovan, LLP as our independent auditors is not required by our bylaws or other applicable legal requirements. However, the appointment of PMB Helin Donovan, LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection of PMB Helin Donovan, LLP, but will not be required to select another auditor. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if it believes that such a change would be in the best interests of Crossroads and our stockholders.

Representatives of PMB Helin Donovan, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of PMB HELIN DONOVAN, LLP as our independent registered public accounting firm for FISCAL YEAR 2013.

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Audit and Non-Audit Fees

All services rendered by our registered public accounting firm, PMB Helin Donovan, LLP, are pre-approved by the audit committee. PMB Helin Donovan, LLP has provided or is expected to provide services to us in the following categories and amounts:

	October 31,
	2011	2012

Audit fees (1)	$55,000	$107,550
Audit related fees(2)	$65,425	$9,650
Tax fees(3)	$-	$39,980
All other fees(4)	$3,725	$11,600

(1)     Audit fees. These are fees for professional services performed by PMB Helin Donovan, LLP for the audit of our annual consolidated financial statements and review of interim financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements.

(2)    Audit-related fees. These are fees for assurance and related services performed by PMB Helin Donovan, LLP that are reasonably related to the performance of the audit or review of our financial statements. For 2012, this amount primarily includes a review of our reports on Form 10-Q and Form 10-K.

(3)    Tax fees. These are fees for professional services performed by PMB Helin Donovan, LLP with respect to tax compliance, tax advice and tax planning. This includes preparation or review of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)    All other fees. These are fees for other permissible work performed by PMB Helin Donovan, LLP that does not meet the above category descriptions.

Pre-Approval Policy

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our external advisors must be approved in advance by our audit committee.

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BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS
AND
DIRECTOR COMPENSATION

Board of Directors

Board Composition and Election of Directors

We operate under the direction of our Board of Directors. Our Board of Directors is responsible for the management of our business and affairs. Our certificate of incorporation provides that the number of directors may be determined pursuant to our bylaws, which provide that such number may be determined from time to time by our Board of Directors. However, under our bylaws, the number of directors shall not be less than one. Our directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Independent Directors

Our Board of Directors is currently composed of five members. Messrs. Brackett, Ledger, Pearce, and Hartnett qualify as independent directors in accordance with the listing requirements of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Goverance Committee. Each committee operates under a charter approved by our Board of Directors. Copies of each committee’s charter are posted on the Corporate Governance section of our website, www.crossroads.com.

Audit Committee

The members of our Audit Committee are Messrs. Brackett, Hartnett and Pearce. Mr. Hartnett chairs the Audit Committee. Our Board of Directors has determined that Mr. Hartnett is an “audit committee financial expert” as defined in applicable SEC rules. Our Audit Committee’s responsibilities include:

•	appointing, compensating, retaining and overseeing the work of any public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	reviewing and discussing with management and the external auditors our audited financial statements;

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•	considering the effectiveness of our internal control system;

•	reviewing management’s compliance with our code of business conduct;

•	discussing with management our financial risk management policies;

•	establishing our policy regarding our hiring of employees or former employees of the external auditors and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our external auditors and management;

•	reviewing and approving related person transactions; and

•	preparing the Audit Committee report required by the proxy rules of the SEC.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our external advisors must be approved in advance by our Audit Committee.

Compensation Committee

The members of our Compensation Committee are Messrs. Brackett, Hartnett and Pearce. Mr. Brackett chairs the Compensation Committee. Our Compensation Committee’s responsibilities include:

•	providing guidance and periodic monitoring for all of our corporate compensation;

•	considering the effectiveness of our employee equity programs;

•	administering our stock incentive plans with respect to our executive officers and employee Board members, including the adjustment of base salary each year;

•	implementing and administering our incentive compensation programs and the authorization of all awards under these incentive programs;

•	administering our employee benefit plans; and

•	approving all perquisites, equity incentive awards, special cash payments or loans made or paid to executive officers and employee Board members and assisting the Board of Directors in succession planning for executive officers.

The Compensation Committee meets with our Chief Executive Officer prior to the start of each fiscal year to discuss the incentive compensation programs to be in effect for such fiscal year. At the end of each fiscal year, the Compensation Committee meets to review the performance of executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 under those programs and award bonuses thereunder. At that time, the Compensation Committee may also adjust base salary levels for executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 and review the overall performance of our employee benefit plans. The Compensation Committee also meets when necessary to administer our stock incentive plan.

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The Compensation Committee has determined and reviewed the value and forms of compensation for our named executive officers and other officers based on the committee members’ knowledge and experience, competitive proxy and market compensation information and management recommendations. The Compensation Committee has not engaged a compensation consulting firm in fiscal 2012. The Compensation Committee does not delegate its authority to review, determine and recommend, as applicable, the forms and values of the various elements of compensation for executive officers and directors. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Brackett, Hartnett and Ledger. Mr. Ledger chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include:

•	reviewing, developing and making recommendations to our board related to corporate governance guidelines and policies;

•	reviewing and making recommendations to our board regarding proposed changes to our certificate of incorporation and bylaws;

•	formulating and overseeing procedures to facilitate stockholder communications with our board;

•	reviewing governance related stockholder proposals and recommending board responses;

•	overseeing compliance by our board and its committees with applicable laws and regulations;

•	evaluating the effectiveness of the committee and reporting the results of this evaluation to our board;

•	overseeing risks relating to management and board succession planning, the independence of our board and potential conflicts of interest, and stockholder responses to our business practices;

•	overseeing our board evaluation process including conducting periodic evaluations of the performance of our board as a whole and each board committee and evaluating the performance of board members eligible for re election;

•	establishing criteria for the selection of new members to our board;

•	reviewing any stockholder nominations for directors and presenting to our board a list of individuals recommended for nomination for election to our board at the Annual Meeting of stockholders;

•	assisting our board in making a determination of each outside director’s “independence” in accordance with Nasdaq rules;

•	formulating and recommending to our board for adoption a policy regarding the consideration of nominees proposed by stockholders for election to our board, and adopting procedures regarding the submission of stockholder nomination requests;

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•	reviewing the disclosure included in our proxy statement regarding our director nomination process;

•	monitoring the orientation and any continuing education programs for directors;

•	reviewing the composition of each board committee and presenting recommendations for committee memberships to our board as needed; and

•	reviewing the charter and composition of each board committee and making recommendations to our board for the creation of additional board committees or the change in mandate or dissolution of Board committees.

Directors’ Attendance at Meetings

During fiscal year 2012, the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held four meetings and acted by unanimous written consent three times;

•	the Audit Committee held four meetings and acted by unanimous written consent three times;

•	the Compensation Committee held no meetings and acted by unanimous written consent twelve times; and

•	the Nominating and Corporate Governance Committee held two meetings and acted by unanimous written consent one time.

In fiscal year 2012, all directors attended 75% or more of meetings of the Board of Directors and committees on which they serve, and four out of five of our directors attended our 2012 Annual Meeting of Stockholders. While we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting and expect that they will.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions. Mr. Ledger serves as our Chairman and Mr. Sims serves as our Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and our day to day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors. We do not have a lead independent director.

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Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board of Directors regularly receives reports from senior management on areas of material risk to our Company, including our liquidity, operational and legal and regulatory risks. Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss policies with respect to risk assessment and risk management. The Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, including the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks.

Nominations for Directors

Director Qualifications

The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the stockholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	diversity of professional disciplines and backgrounds on our Board;

•	prominence, reputation and community involvement of the candidate;

•	the candidate’s ability to promote and enhance our reputation;

•	the candidate’s time and availability to devote to a directorship;

•	the candidate’s qualifications that complement and enhance the overall core competencies of the Board;

•	the candidate’s experience with accounting rules and practices;

•	whether such person qualifies as an “audit committee financial expert” pursuant to SEC rules;

•	the candidate’s potential conflicts of interest;

•	independence of the candidate; and

•	the interests of all of our stockholders generally.

In assessing potential new directors, the Nominating and Corporate Governance Committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Other than the foregoing, there are no specific, minimum qualifications that the Nominating and Corporate Governance Committee believes that a Committee-recommended nominee to the Board of Directors must possess, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests or the best interests of our stockholders. Our Board of Directors has no formal policy with regard to the consideration of diversity in identifying director nominees, but the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, nation origin, sexual orientation, disability or any other basis proscribed by law.

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In its deliberations, the Nominating and Corporate Governance Committee is aware that our Board must be comprised of a majority of “independent” directors, as such term is defined by the Nasdaq rules, and at least one director who qualifies as an "audit committee financial expert" as defined by SEC rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Each nominee approved by the Nominating and Corporate Governance Committee for inclusion in our proxy card for the 2013 Annual Meeting is a director standing for re-election.

Stockholder Nominations

The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any stockholder entitled to vote in the election of directors at our Annual Meeting may nominate persons for election as directors at such meeting. Any stockholder who intends to nominate a director at our Annual Meeting must notify our Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our bylaws. In accordance with the advance notice provisions of our bylaws, to be timely, director nominations must be delivered to or mailed and received by the Secretary of the Company not later than the close of business on the 120th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. However, in the event that the date of the Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 60 days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to the stockholder giving the notice:

•	the name and address, as they appear on our books, of such stockholder,
•	the class and number of shares of the Company which are beneficially owned by such stockholder,
•	any material interest of such stockholder, and

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•	any other information that is required to be provided by such stockholder pursuant to the Exchange Act, as amended, in such stockholder’s capacity as a proponent of such stockholder nomination.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our senior management and financial employees. A current copy of the code is posted on the Corporate Governance section of our website, www.crossroads.com.

Stockholder Communication with Our Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Secretary at our principal executive offices located at 11000 North MoPac Expressway, Austin, Texas 78759. Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

The Secretary will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or to take the appropriate legal action regarding such communication.

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2012 Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended October 31, 2012, other than a director who also served as an executive officer.

	Fees Earned or
Name and Principal	Paid in Cash	Option Awards	Total
Position	($)(1)	($)(1)(2)	($)

Don Pearce	25,000	14,418	39,418

Elliott Brackett	25,000	14,418	39,418

Steven Ledger (3)	60,000	-	60,000

Joseph J. Hartnett	25,000	14,418	39,418

(1)	Messrs. Pearce, Brackett and Hartnett receive quarterly payments of $6,250 in cash and $6,250 worth of options, based on the intrinsic value of our common stock on the last day of the quarter. The amounts shown in the table above are based on the Black-Scholes valuation for GAAP purposes.
(2)	We granted options to purchase 1,278 shares of common stock on January 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $2.84 per share and an exercise price of $4.89. We granted options to purchase 1,056 shares of common stock on April 30, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $3.37 per share and an exercise price of $5.92. We granted options to purchase 1,632 shares of common stock on July 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $2.21 per share and an exercise price of $3.83. We granted options to purchase 1,822 shares of common stock on October 31, 2012 to each of Messrs. Pearce, Brackett, and Hartnett at a grant date fair value of $1.98 per share and an exercise price of $3.43. All options to the Board of Directors vest immediately and have a 10 year term from the date of grant.
(3)	During the year ended October 31, 2012, we were party to a consulting agreement with Mr. Ledger pursuant to which he provides consulting services with respect to certain of our products. Under the terms of the agreement, Mr. Ledger received $5,000 per month and reimbursement of expenses. We terminated the agreement as of January, 2013.

Certain Relationships and Related Transactions

Since November 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Director Compensation,” “Executive Compensation” and the participation of certain of our officers, directors and 5% or more stockholders in the private placement described under Proposal 3, under the heading “Interests of Directors, Officers and 5% or More Stockholders in the Private Placement.”

The Audit Committee of our Board of Directors is responsible for reviewing and approving any related person transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our securities, to file reports of ownership and changes of ownership with the SEC and the Nasdaq Capital Market. Our officers, directors and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by them.

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Based solely on review of copies of the forms received, we believe that, during the last fiscal year, all filings under Section 16(a) applicable to its officers, directors and 10% stockholders were timely other than a Form 3 and two Forms 4’s filed by Thomas L. Wallace and Compass Global Management, Ltd., a Form 4 filed by and of Elliott Brackett, Joseph J. Hartnett, Robert C. Sims, Brian J. Bianchi, David Cerf and Jennifer Crane , and two Form 4’s filed by Don Pearce. Each late report referred to a single transaction.

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EXECUTIVE OFFICERS

Our executive officers and their ages as of April 15, 2013 are listed below. Information regarding Robert C. Sims, our President and Chief Executive Officer, is listed above under the heading “Election of Directors—Director Qualifications.”

Brian Bianchi, 47, has served as our Chief Operating Officer since January 2008. Mr. Bianchi served as our Vice President, Engineering Development from November 2004 to January 2008. From May 2002 to October 2004, Mr. Bianchi served as our Director of Development and Product Test. From April 1998 until April 2002, Mr. Bianchi served in various engineering capacities at Crossroads. Prior to joining us, from May 1996 to March 1998, Mr. Bianchi served as Technical Program Manager for Hewlett Packard. From June 1988 to April 1996, Mr. Bianchi served in various capacities at Convex Computer Corporation, including Networking & I/O Software Manager. Mr. Bianchi received a Bachelor of Arts in Computer Science from the University of Texas, Austin.

David Cerf, 47, has served as our Executive Vice President of Business and Corporate Development since April 2005. Prior to joining us in 2005, Mr. Cerf served as Vice President of Sales and Business Development at NexQL, a provider of advanced database acceleration technologies since 2002. Prior to NexQL, Mr. Cerf co-founded 360World, a national provider of video/imaging solutions. In 1988, as the Founder and Managing Director of the Dallas Business Incubator, Mr. Cerf was responsible for the development and funding of more than 50 new high-growth startup companies.

Jennifer Ray Crane, 41, has served as our Chief Financial Officer since November 2008. Ms. Crane joined Crossroads in 2003 as Financial Controller and currently leads our financial and legal teams. Prior to joining us, Ms. Crane held senior positions at Deloitte&Touche LLP and PriceWaterhouse Coopers LLP. Jennifer is a Certified Public Accountant licensed in the state of Texas, an active member of the Financial Executive Institute (FEI) association as well as the American Institute of Certified Public Accountants (AICPA) and holds a Bachelor of Business Administration from the University of Texas at Austin.

Bernd R. Krieger, 60, has served as our General Manager, Europe since November 2008. With more than 30 years of experience in the data storage and backup industry, Mr. Krieger joined Crossroads in 2007 as the Head of European Sales. Previously, Mr. Krieger held general manager and CEO positions at several IT companies, with experience in sales and multi-country operations. Prior to joining Crossroads and after 2005, Mr. Krieger served as General Manager, Sales and Marketing at Data Global GmbH. Mr. Krieger also previously served as CEO of Entire Software AG, and Director of International Sales at Grau (ADIC). Mr. Krieger brings strong relationships with established partners and resellers throughout the IT industry, as well as Global 1000 companies.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of March 22, 2013 by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The following table lists the applicable percentage beneficial ownership based on 11,836,895 shares of common stock outstanding as of March 22, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 22, 2013 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Crossroads Systems, Inc., 11000 North Mo-Pac Expressway, Austin, Texas 78759.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
5% Stockholders
ACT Capital Management, LLLP	1,574,477	(1)	12.5%
Manchester Management Company, LLC and affiliates	1,300,510	(2)	10.7%
Compass Global Fund, LTD and affiliates	941,875	(3)	7.8%
Strome Investment Management, LP	781,250	(4)	6.5%
Revelation Capital Management Ltd.	727,870	(5)	6.1%
Thomas B. Akin	699,876	(6)	5.9%

Executive Officers and Directors
Robert C. Sims	544,589	(7)	4.5%
Brian Bianchi	239,082	(8)	2.0%
David Cerf	309,389	(9)	2.6%
Jennifer Ray Crane	130,755	(10)	1.1%
Bernd R. Krieger	28,586	(11)	*
Steven Ledger	451,201	(12)	3.8%
Elliott Brackett	99,952	(13)	*
Don Pearce	85,971	(14)	*
Joseph J. Hartnett	11,545	(15)	*
Current directors and executive officers as a group (9 persons)	1,901,070	(16)	14.9%

*	Less than 1%.

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(1)	According to Schedule 13G filed February 14, 2013. Consists of (a) 817,180 shares of common stock, (b) 49,062 shares of common stock issuable upon exercise of warrants and (c) 708,235 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date. Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP which were not outstanding as of the record date. Investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners. The address for ACT Capital Management, LLLP is 2 Radnor Corporate Center, Suite 111, Radnor, Pennsylvania 19087.
(2)	According to Schedule 13G/A, filed February 14, 2013. Includes (a) 107,500 shares of our common stock over which James E. Besser has sole voting and dispositive power, (b) 890,693 shares of our common stock which are beneficially owned by both Mr. Besser and Manchester Management Company, LLC and (c) 302,317 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date. Mr. Besser is the Managing Member of Manchester Management Company, LLC. The address for each of Mr. Besser and Manchester Management Company, LLC is c/o Manchester Management Company, LLC, 131 Charles Street, 1st Floor, Boston, Massachusetts 02114.
(3)	According to Schedule 13G filed November 17, 2011 and Form 4 filed September 10, 2012. Consists of (i) 707,500 shares (the “Fund Shares”) of common stock held by Compass Global Fund, LTD (“Fund”), (ii) warrants to purchase 234,375 shares (together with the Fund Shares, the “Fund Securities”) of common stock held by Fund, (iii) 31,250 shares of common stock held by Thomas L. Wallace, and (iv) warrants to purchase 7,812 shares of common stock held by Mr. Wallace. Fund is a share class of Compass Global Management, LTD. Mr. Wallace, as a Director and Manager of Compass, shares voting and dispositive power over the shares held by Fund. Mr. Wallace disclaims beneficial ownership of the Fund Securities (except to the extent of any pecuniary interest therein). The address for Compass, Fund and Mr. Wallace is 795 Ridge Lake Blvd., Ste. 106, Memphis, Tennessee 38120.
(4)	According to Schedule 13G filed January 4, 2012. Consists of (a) 312,500 shares of common stock and 78,125 shares of common stock issuable upon exercise of warrants exercisable within 60 days of August 15, 2011 held by Strome Alpha Fund, LP, a Delaware limited partnership (“Fund”), and (b) 312,500 shares of common stock and 78,125 shares of common stock issuable upon exercise of warrants exercisable within 60 days of August 15, 2011 held by Strome Alpha Offshore LTD, a Cayman Islands limited partnership (“Offshore”). Strome Investment Management, LP, a California limited partnership (“Management”) has the power to vote and dispose of the shares held by Fund and Offshore. Craig Bere is the Chief Operating Officer of Management and Mark Strome is the Chairman and Chief Investment Officer of Management. The address for each of Management, Fund and Offshore is 100 Wilshire Blvd., #1750, Santa Monica, California 90401.
(5)	According to Schedule 13G/A filed February 14, 2013. Consists of 563,808 shares of our common stock and 164,062 shares of our common stock issuable upon the exercise of warrants. Revelation Special Situations Fund Ltd (the “Fund”) and the Fund’s investment manager, Revelation Capital Management Ltd (“Revelation”), share voting and dispositive power over the shares held directly by the Fund. Chris Kuchanny, as a principal of Revelation, shares voting and dispositive power over the shares reported by it. Each of Revelation and Mr. Kuchanny disclaims beneficial ownership of these securities (except to the extent of any pecuniary interest therein). The address for each of the Fund, Revelation and Mr. Kuchanny is Canon’s Court, 22 Victoria Street, Hamilton HM 11, Bermuda.
(6)	According to Schedule 13G/A filed February 14, 2013. Mr. Akin and Talkot Fund, L.P. beneficially own 699,876 shares of our common stock. Of such 699,876 shares of our common stock, Thomas B. Akin directly beneficially owns 293,963 shares of our common stock, and Talkot Fund, L.P. directly beneficially owns 405,913 shares of our common stock. Mr. Akin is the Managing General Partner of Talkot Fund, L.P. The address for each of Mr. Akin and Talkot Fund, L.P. is 2400 Bridgeway, Suite 300, Sausalito, California 94965.
(7)	Includes 357,557 shares of common stock issuable upon exercise of options. Also includes 3,640 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date.
(8)	Includes 126,648 shares of common stock issuable upon exercise of options.
(9)	Includes 195,837 shares of common stock issuable upon exercise of options. Also includes 3,640 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date.

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(10)	Includes 91,527 shares of common stock issuable upon exercise of options. Also includes 1,460 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date.
(11)	Includes of 16,875 shares of common stock issuable upon exercise of options.

(12)	Consists of 451,201 shares of common stock held by a partnership of which Mr. Ledger is a partner.
(13)	Includes 72,952 shares of common stock issuable upon exercise of options. Also includes 14,500 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date.
(14)	Includes 48,471 shares of common stock issuable upon exercise of options.
(15)	Consists of 11,545 shares of common stock issuable upon exercise of options.

(16)	Includes 670,158 shares of common stock issuable upon exercise of options. Also includes 23,240 shares of common stock issuable upon conversion of 5.0% Series F convertible preferred stock, Sub-Series F-1 which were not outstanding as of the record date.

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EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2012

The following table sets forth the total compensation awarded to, earned by, or paid to Mr. Sims, Mr. Cerf and Mr. Bianchi, who are referred to as our “named executive officers,” during the years ended October 31, 2011 and 2012.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Other	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert C. Sims	2011	275,000	84,015	75,014	422,452	4,050	860,531
President and Chief	2012	275,000	42,854	85,706	-	450	404,010
Executive Officer

David Cerf	2011	232,500	21,512	43,024	337,961	-	634,997
Executive Vice	2012	235,000	24,709	49,419	-	-	309,128
President of Business and Corporate Development

Brian Bianchi	2011	215,000	22,343	44,687	84,490	2,550	369,070
Chief Operating	2012	220,000	27,713	55,425	-	150	303,288
Officer

(1)	On December 15, 2011, we awarded cash bonuses of $42,854, $24,709, and $27,713 to Messrs. Sims, Cerf, and Bianchi, respectively, reported in fiscal year 2012. On December 10, 2010, we awarded cash bonuses of $36,529, $21,512, and $22,343 to Messrs. Sims, Cerf, and Bianchi, respectively, reported in fiscal year 2011. Mr. Sims also received a cash bonus of 1% of certain IP revenue in fiscal year 2011, receiving an additional $47,486 during fiscal years of 2011.
(2)	On January 18, 2012, we awarded 16,642 shares of common stock to Mr. Sims. On January 9, 2012, we awarded 9,596 and 10,762 shares of common stock to Messrs. Cerf, and Bianchi, respectively. On January 25, 2011, we awarded 75,319 shares of common stock to Mr. Sims. On December 10, 2010, we awarded 44,355 and 46,069 shares of common stock to Messrs. Cerf, and Bianchi, respectively. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation based on the closing price of our common stock on the date of grant.
(3)	We granted options to purchase 125,000, 100,000, and 25,000 shares of common stock on October 17, 2011 to Messrs. Sims, Cerf, and Bianchi, respectively, at a grant date fair value of $3.38 per share. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years.
(4)	We award cash bonuses through our Patent Award Program. Various levels of bonuses are awarded based on the stage a patent is in through the U.S. patent system. Cash patent bonus awards of $4,050 and $2,550 were awarded to Messrs. Sims and Bianchi, respectively during fiscal year 2011. Cash patent bonus awards of $450 and $150 were awarded to Messrs. Sims and Bianchi, respectively during fiscal year 2012.

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Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information regarding unexercised options held by each of our named executive officers as of October 31, 2012.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable	Options Exercise Price($)	Options Expiration Date
Robert C. Sims	5,469	(1)	-	4.56	2/12/2013
	7,032	(1)	-	4.56	2/12/2013
	3,907	(2)	-	7.48	8/21/2013
	8,594	(2)	-	7.48	8/21/2013
	14,602	(3)	-	9.72	9/30/2013
	16,649	(3)	-	9.72	9/30/2013
	42,749	(4)	-	5.32	10/19/2014
	19,752	(4)	-	5.32	10/19/2014
	36,000	(5)	-	3.52	3/31/2016
	66,867	(6)	-	4.48	1/31/2017
	31,250	(7)	31,250	1.56	8/25/2020
	62,500	(8)	-	1.56	8/25/2020
	31,250	(9)	93,750	4.75	10/17/2021

David Cerf	57,500	(10)	-	3.40	4/20/2015
	3,750	(5)	-	3.52	3/31/2016
	15,837	(6)	-	4.48	1/31/2017
	25,000	(7)	25,000	1.56	8/25/2020
	50,000	(8)	-	1.56	8/25/2020
	25,000	(9)	75,000	4.75	10/17/2021

Brian Bianchi	5,175	(2)	-	7.48	8/21/2013
	12,500	(11)	-	10.64	2/4/2014
	464	(12)	-	5.56	9/29/2014
	10,537	(12)	-	5.56	9/29/2014
	12,250	(13)	-	4.56	8/31/2015
	12,044	(5)	-	3.52	3/31/2016
	43,991	(6)	-	4.48	1/31/2017
	6,250	(7)	6,250	1.56	8/25/2020
	12,500	(8)	-	1.56	8/25/2020
	6,250	(9)	18,750	4.75	10/17/2021

(1)	This award was fully vested on February 12, 2007.
(2)	This award was fully vested on August 21, 2007.
(3)	This award was fully vested on September 30, 2007.
(4)	This award was fully vested on October 19, 2008.
(5)	This award was fully vested on March 31, 2010.
(6)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 66,867, 15,837, and 43,991 shares of common stock, respectively, on January 31, 2007. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards are fully vested as of January 31, 2011.
(7)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 62,500, 50,000, and 12,500 shares of common stock, respectively, on August 25, 2010. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards will be fully vested as of August 25, 2014. The grant date fair value, based on the Black-Scholes calculation utilized by us, was $1.08 per option. Unvested shares are valued at $33,750, $27,000, and $6,750 for Messrs. Sims, Cerf and Bianchi, respectively as of October 31, 2012.

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(8)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 62,500, 50,000, and 12,500 shares of common stock, respectively, on August 25, 2010. These awards vest 100% on the two-year anniversary of the award. These awards are fully vested as of August 25, 2012.
(9)	Messrs. Sims, Cerf and Bianchi were awarded options to purchase 125,000, 100,000, and 25,000 shares of common stock, respectively, on October 17, 2011. These awards vest 25% on the one-year anniversary of the award, and 6.25% quarterly for the following three years. These awards will be fully vested as of October17, 2015. The grant date fair value, based on the Black-Scholes calculation utilized by us, was $3.38 per option. Unvested shares are valued at $316,875, $253,500, and $63,375 for Messrs. Sims, Cerf and Bianchi, respectively as of October 31, 2012.
(10)	This award was fully vested on April 15, 2009.
(11)	This award was fully vested on February 4, 2008.
(12)	This award was fully vested on September 29, 2008.
(13)	This award was fully vested on August 31, 2009.

Employment Agreements and Severance Arrangements

Robert C. Sims Employment Agreement. We entered into an employment agreement with Robert C. Sims, our President and Chief Executive Officer, in October 2003. Mr. Sims’ employment is on an “at-will” basis and may be terminated at any time, upon written notice, with or without cause, at our option or Mr. Sims’ option, subject to the severance benefit program described below. Mr. Sims’ annual base salary is currently $275,000. Pursuant to the agreement, Mr. Sims is eligible to participate in our bonus plans and to receive such benefits as may be in effect from time to time and as afforded to other of our executives.

Severance Benefit Program. We have a severance benefit program for certain members of management, including Mr. Sims, Mr. Bianchi, and Mr. Cerf. Under the program, should the executive’s employment with us terminate by reason of an involuntary termination at any time, the executive will become entitled to receive the following severance benefits:

•	each outstanding option the executive holds at the time of the involuntary termination will immediately vest in full and become exercisable until the earlier of the expiration of the option term or the end of the twelve month period following the date of the involuntary termination. Any options not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable, which we refer to as the “severance period;”
•	the executive will be entitled to receive severance payments equal to his or her monthly rate of base salary for a period of twelve months, subject to his or her agreement not to provide any services, advice or assistance to any entity that provides products or services which are or may be competitive with those offered or proposed to be offered by us, solicit any of our customers, clients, suppliers, agents or other of our associated parties or solicit any of our employees or contractors to alter their relationship with us or accept employment or a consulting arrangement with any person other than us; and

•	we will, at our expense, continue to provide the executive and his or her eligible dependents with our paid portion of health care coverage under our medical/dental plan until the earlier of the expiration of that number of months equal to one-half of the severance period measured from the first day of the first month following the effective date of the involuntary termination or the first date that he or she is covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

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The aggregate present value of the benefits to which the executive may become entitled at the time of the involuntary termination will in no event exceed in amount the dollar amount which yields the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, referred to as the Code, on the payments and benefits which are provided under the severance benefit program or any other compensation made to the executive in connection with a change in control and which qualifies as parachute payments within the meaning of Section 280G(b)(2) of the Code and the regulations issued thereunder.

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AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls over financial reporting and for preparing its financial statements. Our independent registered public accounting firm, PMB Helin Donovan, LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.

During 2012, the Audit Committee met regularly and held many discussions with management and the independent registered public accounting firm. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended October 31, 2012, the Audit Committee has:

•	reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2012 with management and our independent registered public accounting firm;

•	received the written disclosures and communications from the independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of the independent registered public accounting firm with such firm; and

•	discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended October 31, 2012 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

MEMBERS OF THE AUDIT COMMITTEE

Joseph J. Hartnett, Chairman

Elliott Brackett

Don Pearce

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PROPOSAL 3

ISSUANCE OF COMMON STOCK UPON CONVERSION OF OUR 5.0% SERIES F CONVERTIBLE PREFERRED STOCK AND UPON EXERCISE OF THE WARRANTS

Background

Private Placement

On March 22, 2013, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) for the issuance and sale in a private placement of 4,231,654 units (the “Units”), at a purchase price of $2.0625 per Unit for net proceeds of approximately $8.1 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock, par value $0.001 per share (the “Common Stock”), to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

Each Unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share (the “Convertible Preferred”), and warrants to purchase shares of Common Stock equal to one-half of the number of shares of Convertible Preferred purchased, at an exercise price of $2.00 per whole share (subject to adjustment) (the “Warrants,” and together with the Units, the Convertible Preferred and the underlying Common Stock, the “Securities”) (the “Private Placement”). We will use the net proceeds of the Private Placement for general working capital purposes.

On March 12, 2013, we issued promissory notes (the “Notes”) to two investors, referred to as the “noteholders,” for an aggregate principal amount of $550,000. Pursuant to the terms of the Notes, both noteholders had the right to convert the outstanding amounts under their Notes into Units at a discount of 15% to the issue price of the Units. Each noteholder exercised this right and received 188,235 Units, for the noteholder converting $330,000 of Notes and interest, and 156,863 Units, for the noteholder converting $275,000 of Notes and interest.

Securities Purchase Agreement

Subject to the terms and conditions of the Purchase Agreement, at the closing each of the Investors purchased, and we sold and issued, the Units. Each of us and the Investors made customary representations and warranties and the Purchase Agreement contains customary indemnification provisions.

Registration Rights Agreement

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement with each of the Investors (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to prepare and file with the SEC a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), within 45 days after the closing date of the Private Placement (or, if we are required to file updated financial statements with the SEC prior to filing a Registration Statement, within 20 days after the filing date of the updated financial statements with the SEC) covering the resale from time to time of the shares of Convertible Preferred and shares of Common Stock issuable upon conversion of the Convertible Preferred and upon exercise of the Warrants. We are required to keep the Registration Statement continuously effective until the earlier of the date on which all securities covered by the Registration Statement have been sold and the date on which all securities covered by the Registration Statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the Registration Rights Agreement. The Registration Rights Agreement also contains customary indemnification provisions.

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Series F Convertible Preferred Stock

Pursuant to the Purchase Agreement, we issued an aggregate of 4,231,654 shares of Convertible Preferred to the Investors. The Convertible Preferred has the rights, qualifications, limitations and restrictions set forth in the Certificate of Designation (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on March 28, 2013. The Certificate of Designation authorizes for issuance up to 4,500,000 shares of Convertible Preferred, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.”

Conversion Rights

Under the Certificate of Designation, each share of Convertible Preferred is convertible into one share of Common Stock plus the number of shares of Common Stock determined by dividing the amount of accrued but unpaid dividends on the Convertible Preferred by the conversion price, subject to adjustment:

•	at the option of the holder at any time on or after the next annual meeting of our stockholders; or

•	at our option within one trading day after any such time that:

•	the Common Stock trades for a price that exceeds three times the conversion price,

•	there is an effective Registration Statement for the resale of all of the shares of Common Stock issuable upon conversion of the Convertible Preferred (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”) or all of the Conversion Shares and the Warrant Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and

•	the average daily trading volume of the Common Stock exceeds 100,000 shares for 20 consecutive trading days.

The right of holders of Convertible Preferred to convert the Convertible Preferred is subject to a 9.99% beneficial ownership limitation for holders of Sub-Series F-1 and a 4.99% beneficial ownership limitation for holders of Sub-Series F-2. These beneficial ownership limitations may be increased or decreased by a holder of Sub-Series F-1 to any percentage not in excess of 19.99% after providing notice of such increase or decrease to us.

Dividend Rights

Dividends on the Convertible Preferred accrue at an annual rate of 5.0% of the original issue price and are payable on a semi-annual basis. If:

•	a Registration Statement is not filed with the SEC within 45 days after the date of the first issuance of any shares of Convertible Preferred (the “Original Issue Date”) (or, if we are required to file updated financial statements with the SEC prior to filing a Registration Statement, within 20 days after the filing date of the updated financial statements with the SEC); or

•	a Registration Statement is not declared effective by the SEC within 120 days after the Original Issue Date,

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then the rate at which dividends accrue will be increased to an annual rate of 12.0% from the date on which the failure of either of the foregoing events occurs until such time as a Registration Statement is filed or a Registration Statement is declared effective, as applicable. At such time as a Registration Statement is filed or a Registration Statement is declared effective, as applicable, the dividend rate shall be reduced to an annual rate of 5.0%. We may elect to satisfy our obligation to pay semi-annual dividends in cash, by distribution of Common Stock or a combination thereof, in our discretion.

 Voting Rights

Subject to the beneficial ownership limitations, holders of the Convertible Preferred will be entitled to vote together with the holders of Common Stock, and not as a separate class, on an as-converted basis, except as otherwise required by Delaware law and except for certain corporate actions for which holders of the Convertible Preferred will vote as a separate class.

For as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the Original Issue Date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

Anti-Dilution Protection

The Certificate of Designation contains customary anti-dilution protection. In addition, subject to approval by the holders of a majority of the outstanding shares of Common Stock at the next annual meeting of our stockholders (the “Stockholder Approval”) or prior to the earlier to occur of:

•	twelve months following the Original Issue Date; and

•	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $2.0625 per share, then the conversion price of the Convertible Preferred will be reduced, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of Common Stock.

Ranking

The Convertible Preferred ranks senior to the Common Stock and each other class or series of our capital stock, whether common, preferred or otherwise, with respect to distributions of dividends and distributions upon our liquidation, dissolution or winding up.

Warrants

Exercisability

Pursuant to the Purchase Agreement, we issued to the Investors Warrants to purchase an aggregate of 2,115,577 shares of Common Stock. The Warrants are exercisable for a period starting on the date that is the later of (a) six months following the closing date of the Private Placement or (b) the date of the next annual meeting of our stockholders, and will expire on the fifth anniversary of the closing date of the Private Placement. The right of holders of Warrants to exercise Warrants for Common Stock will be subject to a beneficial ownership limitation of 9.99%, with respect to Warrants issued to holders of Sub-Series F-1, and 4.99%, with respect to Warrants issued to holders of Sub-Series F-2. The beneficial ownership limitations may be increased or decreased by a holder of Warrants to any percentage not in excess of 19.99% after providing notice to us of such increase or decrease. If the Warrants are exercisable and there is no effective Registration Statement registering, or no current prospectus available for, the resale of, the Warrant Shares, then a Warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the Warrant.

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Anti-Dilution Protection

The Warrants contain customary anti-dilution protection. In addition, subject to Stockholder Approval or prior to the earlier to occur of:

•	twelve months following the date of the Warrants; and

•	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of Common Stock without consideration or for a consideration per share less than the applicable exercise price, which is initially $2.00 per share, then the exercise price of the Warrants will be reduced, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of Common Stock.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation, the Warrants and the transactions contemplated therein are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to our Current Report on Form 8-K filed with the SEC on March 25, 2013, and Amendment No. 1 to the Form 8-K filed with the SEC on April 2, 2013. These agreements and instruments are not intended to provide any other factual information about us. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in our public disclosures.

Interests of Directors, Officers and 5% or More Stockholders in the Private Placement

The following officers, directors, employees and greater than 5% beneficial stockholders of ours participated in the Private Placement:

Officers and Directors	Position	Number of Units	Purchase Price
Elliott Brackett	Director	14,500	$29,906.25

Robert C. Sims	President, Chief Executive Officer and Director	3,640	$7,507.50

Jennifer Crane	Chief Financial Officer	1,460	$3,011.25

David Cerf	Executive Vice President of Business and Corporate Development	3,640	$7,507.50

Mark Hood	Executive Vice President, Corporate Communications	3,640	$7,507.50

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Stockholder	Number of Units	Purchase Price

Affiliates of ACT Capital Management, LLLP	708,235	$1,402,500	*

Affiliates of Manchester Management Company, LLC	302,317	$574,998.28	*

Affiliates of Diker Management, LLC	727,272	$1,499,998.49

*Includes conversion of Notes

Need for Stockholder Approval

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “CRDS.” Consequently, we are subject to the Nasdaq Stock Market Listing Rules. Although the issuance of the Units does not require stockholder approval under Delaware law, our certificate of incorporation or bylaws, we are requesting stockholder approval of the issuance of shares of Common Stock upon conversion of the Convertible Preferred and upon exercise of the Warrants under Listing Rules 5635(b) and 5635(d).

Under Nasdaq Listing Rule 5635(b), prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. Although we are not aware of any Investors acting in concert or otherwise as a group, the Investors’ resulting ownership of our Common Stock, on an as-converted basis, will represent approximately 27.1% of all outstanding shares of Common Stock before accounting for any anti-dilution adjustments. As these amounts do not include the shares of Common Stock issuable upon conversion of the Convertible Preferred or exercise of the Warrants, and as it is unknown as to how many shares of Common Stock will be issued and outstanding at the time of any such conversion or exercise, such conversion or exercise could potentially result in a change of control under Nasdaq Listing Rules. As a result, the terms of the Convertible Preferred and the Warrants provide that the “full ratchet” anti-dilution provisions will become operative only after we obtain stockholder approval. Therefore, we seek your approval of Proposal 3 in order to satisfy the requirements of the Listing Rule 5635(b) with respect to the issuance of shares of our common stock upon the conversion of the Convertible Preferred or the exercise of the Warrants upon the operation of the “full ratchet” anti-dilution provisions.

Listing Rule 5635(d) requires shareholder approval for private sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or sale, issuance or potential issuance of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Although the initial Conversion Price of $2.0625 was equal to or greater than the greater of the book or market value of our common stock on date of the Purchase Agreement, the terms of the Convertible Preferred and the Warrants contain “full ratchet” anti-dilution adjustments that could result in the conversion price of the Convertible Preferred and exercise price of the Warrants being reduced in the future to an amount that is less than the greater of the book or market value of our common stock immediately before the Purchase Agreement. This would occur if we elect to enter into certain issuances of securities or other transactions in the future that would trigger these anti-dilution adjustments. If Proposal 3 is approved, the issuance of our Common Stock upon conversion of the Preferred Stock and exercise of the Warrants will exceed 20% of our Common Stock currently outstanding. Because the conversion price of the Convertible Preferred and exercise price of the Warrants in the future due to anti-dilution adjustments may be below the greater of the book or market value of our Common Stock immediately prior to the Purchase Agreement, we believe the Listing Rules require that we obtain stockholder approval of the issuance of Common Stock upon conversion of the Convertible Preferred and upon exercise of the Warrants. We seek your approval of Proposal 3 in order to satisfy the requirements of the Listing Rule 5635(d).

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If we obtain stockholder approval of this Proposal 3, we will have satisfied Nasdaq Listing Rules 5635(b) and 5635(d), and the anti-dilution provisions of the Convertible Preferred and the Warrants will become operative.

Potential Effects of Approval or Non-Approval of this Proposal

Although our Board of Directors has approved the terms of the Convertible Preferred and the Warrants and determined them to be in the best interest of our stockholders, our stockholders should consider the information contained in this proxy statement in evaluating Proposal 3.

Potential Negative Effects

If Proposal 3 is approved and we enter into a transaction that causes an adjustment of the conversion price of the Convertible Preferred and/or the exercise price of the Warrants, our existing stockholders may incur significant dilution of their interests. You should, therefore, consider the potential dilution in determining whether to approve this proposal.

If Proposal 3 is approved and we enter into a transaction that causes an adjustment of the conversion price of the Convertible Preferred and/or the exercise price of the Warrants, all of those shares may become eligible for sale in the public markets, after expiration of the respective six-month holding periods required under Rule 144 of the Securities Act. These shares could become eligible for resale in the public markets earlier upon the effectiveness of one or more resale registration statements, which may include the Registration Statement.

The issuance of shares of Common Stock upon the conversion of the Convertible Preferred and the exercise of the Warrants could have an anti-takeover effect because it may make it more difficult for, or discourage an attempt by, a party to obtain control of us by tender offer or other means. The shares of Common Stock issuable to our directors, officers and 5% or more stockholders upon the conversion of the Convertible Preferred and the exercise of the Warrants will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of us, increase the number of shares held by these parties and dilute the interest of a party attempting to obtain control of us. Proposal 3 is not part of a plan by the Board of Directors to adopt a series of anti-takeover measures. The Board of Directors does not have any knowledge of any effort by any person to accumulate our securities or obtain control of us by any means.

Potential Effects of Non-Approval

The private placement closed on March 28, 2013 and will not be affected if stockholders do not approve Proposal 3. However, the “full ratchet” anti-dilution provisions of the Convertible Preferred and the Warrants will not become operative without stockholder approval. If our stockholders do not approve Proposal 3, holders of Convertible Preferred may be inhibited from converting those shares, which could prevent or delay the retirement of those shares with preferential rights. In addition, non-approval could delay and inhibit the holders of the Warrants from exercising them, and in turn, delay or prevent us from receiving the additional proceeds from the exercise of the Warrants. In addition, non-approval of Proposal 3 may make it more difficult for us to raise capital in the future as future prospective investors may make note of the non-approval of these negotiated rights.

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Voting Requirements

Under Nasdaq Listing Rule 5635(e), at the Annual Meeting, the affirmative vote of a majority of the total votes cast in person or by proxy on Proposal 3 is required for approval of Proposal 3.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE POSSIBLE ISSUANCE OF 20% OR MORE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE 5.0% SERIES F CONVERTIBLE PREFERRED STOCK AND THE EXERCISE OF WARRANTS.

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PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to SEC rules, we must provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement at least once every three years. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our Compensation Program

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In furtherance of these objectives, our 2010 Stock Incentive Plan is designed to provide a means through which we may attract able persons to serve as our employees, directors, or consultants and to provide a means whereby those individuals upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for our welfare. A further purpose of the plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth.

We have an employment agreement with Robert C. Sims, our President and Chief Executive Officer, and we have a severance benefit program for certain members of management, including Mr. Sims, Mr. Bianchi, and Mr. Cerf, each of which is described in more detail under the heading “Executive Compensation—Employment Agreements and Severance Arrangements.” Under the severance program, should the executive’s employment with us terminate by reason of an involuntary termination at any time, the executive will become entitled to receive the following severance benefits.

The Compensation Committee meets with our Chief Executive Officer prior to the start of each fiscal year to discuss the incentive compensation programs to be in effect for such fiscal year. At the end of each fiscal year, the Compensation Committee meets to review the performance of executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 under those programs and award bonuses thereunder. At that time, the Compensation Committee may also adjust base salary levels for executive officers and employee Board members subject to the short-swing profit restrictions of Section 16 and review the overall performance of our employee benefit plans. The Compensation Committee also meets when necessary to administer our stock incentive plan.

Resolution to Approve Advisory Vote on Executive Compensation

Because this vote is advisory, it is not binding on the Board of Directors or its committees. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and its committees will carefully consider the outcome of the advisory vote on executive compensation and other relevant factors when making future decisions regarding executive compensation. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

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“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL 5

NON-BINDING VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTING

Pursuant to SEC Rules, we must include, at least once every six years, an advisory vote regarding how often stockholders wish to cast the advisory vote on executive compensation, such as Proposal 4 of this proxy statement. By voting on this Proposal 5, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our Board of Directors has determined that a non-binding vote on executive compensation that occurs triennially is appropriate for us, and therefore our Board of Directors recommends that you vote for a three-year period between the non-binding vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that given the nature of our compensation programs, a triennial vote would be sufficient for our stockholders to provide us with their input on our compensation philosophy, policies and practices. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of our compensation program on performance over a longer period. We understand that our stockholders may have different views as to what is the best approach in this regard, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on us, the Compensation Committee or our Board of Directors may decide that it is in our best interests and the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION OF THREE YEARS.

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STOCKHOLDER PROPOSALS

Stockholders who desire to present a proposal to be included in our proxy statement for our 2013 Annual Meeting must submit the proposal to us no later than November 22, 2013 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Any such proposal must be sent in writing to the Secretary of the Company at 111000 N. MoPac Expressway, Austin, Texas 78759.

Stockholders who desire to present other business at our 2013 Annual Meeting without inclusion in our proxy statement for such meeting must notify our Secretary in writing at 11000 N. MoPac Expressway, Austin, Texas 78759 of such intent in a timely manner in accordance with our bylaws. To be timely, our bylaws require that proposals be delivered to or mailed and received by the Secretary of the Company not later than the close of business on the 120th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting, or November 22, 2012. However, in the event that the date of the Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 60 days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by our bylaws. A copy of our bylaws is available upon request from our Secretary. If a stockholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation—Nominations for Directors—Stockholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

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It is important that you vote promptly to avoid unnecessary expense. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

Robert C. Sims
President and Chief Executive Officer

April 15, 2013

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CROSSROADS SYSTEMS, INC. 11000 N. Mopac Austin, TX 78759 ATTN: Jennifer Crane

VOTE BY INTERNET - www.proxyvote.com

 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees

01 Don Pearce 02 Elliott Brackett 03 Joseph Hartnett 04 Steven Ledger 05 Robert Sims

The Board of Directors recommends you vote				The Board of Directors recommends you
FOR proposals 2., 3. and 4.				vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain
	For	Against	Abstain		☐	☐	☐	☐
2. To ratify the appointment of PMB Helin Donovan, LLP as Independent Auditors for Crossroads for the Fiscal Year Ending October 31, 2013.	☐	☐	☐	5. To approve the frequency of holding an advisory vote on compensation of the named executive officers of Crossroads by an advisory vote.

3. To approve the issuance of Common Stock upon conversion of the 5.0% Series F Convertible Preferred Stock and upon exercise of the Warrants.	☐	☐	☐	NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

4. To approve, on an advisory basis, the compensation of the named executive officers of Crossroads.	☐	☐	☐
The Board of Directors recommends a vote FOR the directors listed above, a vote FOR proposals 2, 3 and 4, and a vote for every 3 years on proposal 5. This Proxy, when properly executed, will be voted as specified hereon. If no specification is made, this Proxy will be voted FOR the election of the directors listed above, "FOR" proposals 2, 3 and 4, and for every 3 years on proposal 5.
For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000172607_1   R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

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CROSSROADS SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF CROSSROADS SYSTEMS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Crossroads Systems, Inc., a Delaware corporation (“Crossroads”), and the related Proxy Statement dated April 15, 2013, and appoints Jennifer Crane the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Crossroads which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 20, 2013 at the corporate headquarters of Crossroads at 11000 N. MoPac Expressway, Austin, Texas at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000172607_2    R1.0.0.51160